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                                                                    EXHIBIT 99.3

                               LETTER TO HOLDERS

                             CEDAR BRAKES I, L.L.C.
                            EL PASO ENERGY BUILDING
                       1001 LOUISIANA STREET, 26TH FLOOR
                              HOUSTON, TEXAS 77002
                                 (713) 420-2131

                                                               November 28, 2000

To the Holders of Cedar Brakes I's
8 1/2% Senior Secured Bonds due 2014:

     Cedar Brakes I, L.L.C., a Delaware limited liability company, is offering to exchange its 8 1/2% Series B Senior Secured Bonds due 2014 that have been registered under the Securities Act of 1933 (the "Series B bonds") for all outstanding 8 1/2% Senior Secured Bonds due 2014 (the "Series A bonds"), upon the terms and subject to the conditions set forth in the enclosed prospectus dated November 27, 2000 (the "Prospectus") and the related letter of transmittal (the "Letter of Transmittal" and, together with the Prospectus, the "Exchange Offer"). The Exchange Offer is conditioned upon a number of factors set out in the Prospectus under "The Exchange Offer -- Conditions of the Exchange Offer" beginning on page 63.

     The Series A bonds were issued on September 26, 2000 in an original aggregate principal amount of $310,600,000, the full principal amount of which remains outstanding. The maximum amount of Series B bonds that will be issued in exchange for Series A bonds is $310,600,000.

     Please read carefully the Prospectus and the other enclosed materials relating to the Exchange Offer. If you require assistance, you should consult your financial, tax or other professional advisors. Holders who wish to participate in the Exchange Offer are asked to respond promptly by completing and returning the enclosed Letter of Transmittal, and all other required documentation, to Bankers Trust Company, the exchange agent (the "Exchange Agent"), for the Exchange Offer.

     If you have questions regarding the terms of the Exchange Offer, please direct your questions to Bankers Trust Company at 1-800-735-7777.

     Thank you for your time and effort in reviewing this request.

                                            Very truly yours,

                                            CEDAR BRAKES I, L.L.C.

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